Pricing Supplement No. 12 dated March 14, 2006	Filed under Rule 424(b)(3)
(to Prospectus dated January 5, 2005	File No. 333-107132
and Prospectus Supplement dated June 9, 2005)

SLM Corporation

Medium Term Notes, Series A

Due 9 Months or Longer From the Date of Issue

Principal Amount:	$1,000,000,000	Floating Rate Notes: ☒		Fixed Rate Notes: ☐

Original Issue Date:	March 17, 2006	Closing Date: March 17, 2006		CUSIP Number: 78442F DX 3

Maturity Date:	March 15, 2011	Option to Extend Maturity: If Yes, Final Maturity Date:	☒ No ☐ Yes	Specified Currency: U.S. Dollars

Redeemable at the option of the Company:	☒ No	Redemption Price:	Not Applicable.
	☐ Yes	Redemption Dates:	Not Applicable.
Repayment at the option of the Holder:	☒ No	Repayment Price:	Not Applicable.
	☐ Yes	Repayment Dates:	Not Applicable.

Applicable to Floating Rate Notes Only:
Floating Rate Index:
☐ CD Rate		Index Maturity: Three Months.
☐ Commercial Paper Rate
☐ CMT Rate		Spread: Plus 20 basis points (0.20%).
☐ Federal Funds Rate
☒ LIBOR Telerate		Initial Interest Rate: TBD.
☐ LIBOR Reuters
☐ Prime Rate		Interest Rate Reset Period: Quarterly.
☐ 91-Day Treasury Bill Rate
Reset Date(s):	Each March 15th, June 15th, September 15th and December 15th during the term of the Notes, beginning June 15, 2006, subject to adjustment in accordance with the following business day convention.	Interest Payment Date(s):	Each March 15th, June 15th, September 15th and December 15th during the term of the Notes, beginning June 15, 2006, subject to adjustment in accordance with the following business day convention.

Wachovia Securities
Merrill Lynch & Co.
Morgan Stanley

March 14, 2006

MTN 118

Interest Determination Date(s):	2 London and New York Business Days prior to the related Reset Date (or Original Issue Date in the case of the first Interest Period).	Interest Period(s):

From and including the previous Interest Payment Date (or Original Issue Date, in the case of the first Interest Period) to but excluding the current Interest Payment Date (or Maturity Date, in the case of the last Interest Period).

Lock-in Period Start Date: Not Applicable.		Accrual Method: Actual/360.
Maximum Interest Rate: Not Applicable.		Minimum Interest Rate: Not Applicable.

Form:	Book-entry.

Denominations:	$1,000 minimum and integral multiples of $1,000 in excess thereof.

Trustee:	JPMorgan Chase Bank, National Association, formerly known as JPMorgan Chase Bank and The Chase Manhattan Bank.

Agents:	The following agents are acting as underwriters in connection with this issuance.

Agents	Principal Amount of Notes

Wachovia Capital Markets, LLC	$333,333,333.34
Merrill Lynch, Pierce, Fenner & Smith Incorporated	333,333,333.33
Morgan Stanley & Co. Incorporated	333,333,333.33
Total	$1,000,000,000.00

Issue Price:	100.0%.

Agents’ Commission:	0.125%.

Net Proceeds:	$998,750,000.

Concession:	Up to 0.005%.

Reallowance:	N.A.

CUSIP Number:	78442F DX 3.

ISIN Number:	US78442FDX33.

Obligations of SLM Corporation and any subsidiary of SLM Corporation are not guaranteed by the full faith and credit of the United States of America.  Neither SLM Corporation nor any subsidiary of SLM Corporation is a government-sponsored enterprise or an instrumentality of the United States of America.